Exhibit 5.4

WYATT	500 West Jefferson Street, Suite 2800 Louisville, Kentucky 40202-2898
WYATT, TARRANT & COMBS, LLP	502.589.5235 Fax: 502.589.0309

April 18, 2007

ReAble Therapeutics Finance LLC

ReAble Therapeutics Finance Corporation

9800 Metric Boulevard

Austin, Texas 78758

RE: EmpiCare, Inc.

Ladies and Gentlemen:

We have acted as special Kentucky counsel to EmpiCare, Inc. (the “Kentucky Guarantor”) in connection with the proposed issuance by Encore Medical Finance LLC and Encore Medical Finance Corp. (collectively, the “Issuers”) of up to $200,000,000 aggregate principal amount of their 11-3/4% Senior Subordinated Notes due 2014 (the “Exchange Notes”) and the issuance by the Guarantors of their guarantees (each, a “Guarantee” and collectively, the “Guarantees”) with respect to the Exchange Notes in exchange for a like principal amount of the Issuers’ outstanding 11-3/4% Senior Subordinated Notes due 2014 and their related guarantees (the “Exchange Offer”). We are providing this opinion (the “Opinion”) to you at the request of the Kentucky Guarantor. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the lndenture (hereinafter defined).

We understand the Exchange Notes and the Guarantees will be issued under an lndenture dated as of November 3, 2006 (the “Indenture”) among the Issuers, the Guarantors under the Indenture and The Bank of New York, as trustee. The terms of the Guarantees are contained in Article 11 of the Indenture. This Opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this Opinion, we have reviewed and examined and are relying upon copies of the following documents:

[i] The Indenture;

LOUISVILLE  KY   LEXINGTON  KY   BOWLING   GREEN  K Y   NEW ALBANY  I N   NASHVILLE  TN   MEMPHIS  TN    FORT COLLINS  CO   JACKSON  MS

WW WYATTFIRM.COM

WYATT	500 West Jefferson Street, Suite 2800 Louisville, Kentucky 40202-2898
WYATT, TARRANT & COMBS, LLP	502.589.5235 Fax: 502.589.0309

ReAble Therapeutics Finance LLC

ReAble Therapeutics Finance Corporation

April 18, 2007

[ii] The Guarantees (contained in Article 11 of the Indenture);

[iii] The Articles of Incorporation of the Kentucky Guarantor, as amended, certified by the Secretary of State of the Commonwealth of Kentucky as of the date of certification;

[iv] The Bylaws of the Kentucky Guarantor, certified by an officer of the Kentucky Guarantor as of the date of this Opinion; and

[v] The Certificate of Existence for the Kentucky Guarantor from the Secretary of State of the Commonwealth of Kentucky dated April 11, 2007.

In rendering this Opinion, in addition to the documents enumerated above, we have reviewed and examined such documents, instruments and other matters which we considered necessary or appropriate for the purpose of rendering this Opinion. In such review, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. As to any question of fact material to or included in this Opinion, we have assumed the accuracy and validity of and relied upon certificates of officers of the Kentucky Guarantor, as well as the certificates and communications of certain public officials.

As used in this Opinion “Kentucky Law” mean the laws of the Commonwealth of Kentucky that a Kentucky lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Kentucky Guarantor, the Indenture or the Guarantee.

Based upon the foregoing, and subiect to the qualifications and limitations below, we are of the opinion that:

WYATT
WYATT, TARRANT & COMBS, LLP

ReAble Therapeutics Finance LLC

ReAble Therapeutics Finance Corporation

April 18, 2007

1.  The Indenture has been duly authorized by all necessary corporate action of the Kentucky Guarantor and has been duly executed and delivered by the Kentucky Guarantor.

2.  The Guarantee by the Kentucky Guarantor has been duly authorized by all necessary corporate action of the Kentucky Guarantor and has been issued by the Kentucky Guarantor.

3.  Neither the execution and delivery of the Indenture and the Guarantee by the Kentucky Guarantor nor the performance of the obligations of the Kentucky Guarantor under the terms thereof violates Kentucky Law.

The foregoing opinions are subject to and expressly limited by the following assumptions, qualifications and limitations, in addition to those previously set forth:

A.  No opinion is expressed on [i] the laws, statutes and ordinances, administrative decisions, rules and regulations and other legal requirements of counties, towns, municipalities and political subdivisions of Kentucky, or [ii] any law or regulation concerning securities, taxation, labor, employee benefits, environmental protection, antitrust or unfair competition.

B.  We express no opinion as to whether a subsidiary may guarantee or otherwise become liable for indebtedness incurred by its parent except to the extent such subsidiary may be determined to have benefited from the incurrence of such indebtedness by its parent, or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the parent are directly or indirectly made available to such subsidiary for its corporate purposes.

C.  In order to be a valid, enforceable guarantee under Kentucky law, the Guarantee must comply with the provisions of KRS 371.065.

D.  With respect to our opinion in Paragraph 3 above, we express no opinion with respect to actions to occur pursuant to the Indenture or the Guarantee after the date hereof.

WYATT
WYATT, TARRANT & COMBS, LLP

ReAble Therapeutics Finance LLC

ReAble Therapeutics Finance Corporation

April 18, 2007

E.  This Opinion is limited to the law (excluding the principles of conflict of laws) of the Commonwealth of Kentucky, and we do not  express any opinion concerning any other law.

We hereby consent to the filing of this Opinion, or copies thereof, as an exhibit to the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed by the Issuers with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offer and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This Opinion is solely directed to the addressee hereof and may not be relied upon by any persons other than the addressee hereof and recipients of the prospectus. Notwithstanding the foregoing, Simpson Thacher & Bartlett LLP may rely upon this Opinion as if an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subiect of this Opinion, including any changes in the law or in factual matters occurring subsequent to the date of this Opinion.

Sincerely yours,

/s/ WYATT, TARRANT & COMBS, LLP
Wyatt, Tarrant & Combs, LLP